Exhibit 99.1

Steve Madden Announces Third Quarter 2013 Results

LONG ISLAND CITY, N.Y., October 31, 2013 – Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the third quarter ended September 30, 2013.

For the Third Quarter 2013:

•	Net sales increased 10.6% to $394.8 million compared to $356.9 million in the same period of 2012.

•	Retail comparable store sales decreased 3.5%.

•	Gross margin declined to 35.4% as compared to 36.8% in the same period last year due primarily to a sales mix shift to the lower-margin private label footwear business.

•	Consolidated operating expenses as a percentage of sales were 19.4% compared to 20.6% of sales in the same period of 2012 due to strong cost control and operating expense leverage on growing sales.
•	Operating income totaled $68.1 million, or 17.2% of net sales, compared with operating income of $56.4 million, or 15.8% of net sales, in the same period of 2012. Operating income in the third quarter of 2012 included a $5.1 million impairment charge and a $0.9 million charge for bad debt, both related to the bankruptcy of Bakers Footwear Group. Excluding these charges, operating income for the third quarter of 2012 was $62.4 million, or 17.5% of net sales.

•	Net income increased 16.1% to $44.0 million, or $0.66 per diluted share, compared to $37.9 million, or $0.57 per diluted share in the prior year’s third quarter, adjusted for the three-for-two stock split effective October 2, 2013. Net income for the third quarter of 2012 included the aforementioned charges for impairment and bad debt related to the bankruptcy of Bakers Footwear Group. On an after-tax basis, these charge negatively impacted net income by $3.7 million, or $0.06 per diluted share.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We delivered a solid quarter in a difficult retail environment. Our wholesale footwear business exhibited broad-based strength, with 11% growth in branded footwear and 38% growth in private label footwear. Our accessories business was more challenging, with a sales decline due primarily to weakness in the cold weather accessories and belt categories. Our retail business was also softer than expected, due in large part to weak retail traffic trends. Despite these challenges, we believe that this quarter demonstrated that our flagship Steve Madden brand is stronger than ever. We recorded double-digit percentage gains in our Steve Madden wholesale business in both footwear and accessories, both domestically and abroad, as well as in our Steve Madden Men’s and Madden Girl wholesale footwear businesses. With Steve and his design team continuing to create on-trend merchandise assortments and the core brand gaining market share, we are confident we can continue to advance our growth objectives.”

Third Quarter 2013 Segment Results

Net sales from the wholesale business grew 11.0% to $345.9 million in the third quarter compared to $311.5 million in the third quarter of 2012, with particular strength in the Steve Madden Women’s, Steve Madden Men’s, Madden Girl and International divisions, in addition to outstanding growth in the private label footwear business. Gross margin in the wholesale business was 31.9% compared to 33.3% in last year’s third quarter, due primarily to a sales mix shift toward the lower-margin private label footwear business.

Retail net sales rose 7.8% to $48.9 million compared to $45.3 million in the third quarter of the prior year driven by the net opening of 18 new stores since the end of the third quarter last year. Same store sales for the third quarter of 2013 decreased 3.5%. Increased promotional activity resulted in retail gross margin of 60.2% in the third quarter of 2013 compared to 60.7% in the third quarter of 2012.

The Company opened one Steve Madden full-price store and four Steve Madden outlet stores and closed its Report store in the third quarter. The Company ended the quarter with 117 company-operated retail locations, including 16 outlets and three Internet stores.

Balance Sheet and Cash Flow

During the quarter, the Company repurchased 1,042,644 shares of the Company’s common stock for $36.7 million.

At the end of the third quarter, cash, cash equivalents, and current and non-current marketable securities totaled $234.7 million.

Company Outlook

The Company reaffirms fiscal year 2013 guidance that net sales are expected to increase 6 – 8% from 2012, and diluted EPS is expected to be in the range of $1.97 – $2.03, adjusted for the three-for-two stock split.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the third quarter earnings conference call scheduled for today, Thursday, October 31, 2013, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 1-877-870-5176 (U.S.) and 1-858-384-5517 (international), passcode 2288206, and will be available until November 30, 2013.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Freebird by Steven, Stevies, Betsey Johnson, Betseyville, Report Signature, Report, Big Buddha, Wild Pair, Cejon and Mad Love, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts and Elizabeth and James, Superga, l.e.i. and GLO for footwear. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes better department stores, major department stores, mid-tier department stores, specialty stores, luxury retailers, value priced retailers, national chains, mass merchants and catalog retailers. The Company also operates 117 retail stores (including the Company’s three online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, swimwear, eyewear, hosiery, jewelry, watches, fragrance, luggage and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Net sales	$394,791	$356,883	$971,341	$911,545
Cost of sales	255,088	225,668	618,463	579,983
Gross profit	139,703	131,215	352,878	331,562
Commission and licensing fee income, net	4,937	3,875	13,003	12,600
Operating expenses	76,543	73,573	215,735	205,482
Impairment of note receivable and provision for litigation	—	5,144	—	9,454
Income from operations	68,097	56,373	150,146	129,226
Interest and other income, net	1,308	2,138	3,213	4,271
Income before provision for income taxes	69,405	58,511	153,359	133,497
Provision for income taxes	25,323	20,698	56,242	46,869
Net income	44,082	37,813	97,117	86,628
Net income (loss) attributable to noncontrolling interest	90	(83)	769	(35)
Net income attributable to Steven Madden, Ltd.	$43,992	$37,896	$96,348	$86,663

Basic income per share *	$0.68	$0.59	$1.48	$1.35
Diluted income per share *	$0.66	$0.57	$1.44	$1.31

Basic weighted average common shares outstanding*	64,450	64,697	64,926	64,404
Diluted weighted average common shares outstanding*	66,859	66,356	67,062	66,032

*prior year share and per share amounts have been adjusted to reflect the three-for-two stock split

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	As of
	September 30, 2013	December 31, 2012	September 30, 2012
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$122,426	$168,777	$64,927
Marketable securities (current & non current)	112,279	97,487	89,428
Accounts receivables, net	249,706	167,701	245,072
Inventories	99,668	63,683	84,044
Other current assets	31,962	24,808	30,871
Property and equipment, net	54,197	45,285	43,497
Goodwill and intangibles, net	228,337	227,327	228,059
Other assets	8,566	8,971	9,410
Total assets	$907,141	$804,039	$795,308

Accounts payable	$127,800	$83,427	$96,725
Contingent payment liability (current & non current)	39,699	41,960	57,751
Other current liabilities	55,056	39,500	44,701
Other long term liabilities	16,838	12,752	9,777
Total Steven Madden, Ltd. stockholders’ equity	667,627	626,580	586,507
Noncontrolling interest	121	(180)	(153)
Total liabilities and stockholders’ equity	$907,141	$804,039	$795,308

STEVEN MADDEN, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED CASH FLOW DATA

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30, 2013	September 30, 2012

Net cash provided by operating activities	$57,670	$14,758

Investing Activities
Purchases of property and equipment	(16,415)	(15,617)
Purchases / sales of marketable securities, net	(20,402)	(8,805)
Purchase of notes receivable	—	(3,085)
Payment of contingent liability	(6,952)	(7,076)
Acquisition, net of cash acquired	—	(29,367)
Net cash used in investing activities	(43,769)	(63,950)

Financing Activities
Common stock share repurchases for treasury	(69,465)	—
Proceeds from exercise of stock options	4,935	6,991
Tax benefit from the exercise of stock options	4,278	4,298
Net cash (used for)/provided by financing activities	(60,252)	11,289

Net decrease in cash and cash equivalents	(46,351)	(37,903)

Cash and cash equivalents - beginning of period	168,777	102,830

Cash and cash equivalents - end of period	$122,426	$64,927

Contact

ICR, Inc.

Investor Relations

Jean Fontana/Megan Crudele

203-682-8200

www.icrinc.com